Exhibit 3.33

ARTICLES OF INCORPORATION

OF

PSS WORLD MEDICAL, INC.

The undersigned, for the purpose of forming a corporation for profit under the laws of Florida, adopts the following Articles of Incorporation:

Article I

Name

Section 1.1. Name. The name of this corporation shall be PSS World Medical, Inc.

Article II

Principal Office and Mailing Address

Section 2.1. Principal Office and Mailing Address. The principal place of business and mailing address of this corporation shall be 7800 Belfort Parkway, Suite 250, Jacksonville, Florida 32256.

Article III

Capital Stock

Section 3.1. Capital Stock. The maximum number of shares of stock which this corporation is authorized to have outstanding at any one time is Seven Thousand (7,000) shares of common stock having a par value of One Dollar ($1.00) per share.

Section 3.2. Restriction on Transfer of Stock. The shareholders may, by bylaw provision, by shareholders’ agreement recorded in the minute book or by endorsement on each stock certificate, impose such restrictions on the sale, transfer, or encumbrance of the stock of this corporation as they may see fit.

Article IV

Initial Registered Agent and Address

Section 4.1. Name and Address. The name and street address of the initial registered agent of this corporation is:

Fred Elefant

1650 Prudential Drive, Suite 105

Jacksonville, Florida 32207

Article V

Incorporator

Section 5.1. Name and Address. The name and street address of the incorporator of this corporation is:

Fred Elefant

1650 Prudential Drive, Suite 105

Jacksonville, Florida 32207

Article VI

Duration

Section 6.1. Duration. This corporation shall exist perpetually. Corporate existence shall commence on the date these Articles are executed, October 28, 1996, except that if they are not filed by the Department of State of the State of Florida within five days, exclusive of legal holidays, after they are executed, corporate existence shall commence upon filing by the Department of State.

Article VII

Purposes

Section 7.1. Purposes. This corporation is organized for the purpose of transacting any or all lawful business permitted under the laws of the United States of America and of the State of Florida.

Article VIII

Directors

Section 8.1. Number. This corporation shall have two (2) directors initially. The number of directors may be increased or diminished from time to time as provided in the bylaws, but shall never be less than one (1).

Section 8.2. Initial Directors. The names and street addresses of the initial directors of the corporation are:

Patrick Kelly

7800 Belfort Parkway, Suite 250

Jacksonville, Florida 32256

Fred Elefant

1650 Prudential Drive, Suite 105

Jacksonville, Florida 32207

Section 8.3. Compensation. The board of directors is hereby specifically authorized to make provision for reasonable compensation to its members for their services as directors, and to fix the basis and conditions upon which such compensation shall be paid. Any directors of the corporation may also serve the corporation in any other capacity and receive compensation therefor in any form.

Section 8.4. Indemnification. The board of directors is hereby specifically authorized to make provision for indemnification of directors, officers, employees and agents to the full extent permitted by law.

Article IX

Bylaws

Section 9.1. Bylaws. The initial bylaws of this corporation shall be adopted by the directors. Bylaws shall be adopted, altered, amended or repealed from time to time by either the shareholders or the board of directors, but the board of directors shall not alter, amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that such bylaw is not subject to amendment or repeal by the directors.

Article X

Amendment

Section 10.1. Amendment. This corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation, and any right conferred upon the shareholders is subject to this reservation.

IN WITNESS WHEREOF, the incorporator has executed these Articles of Incorporation the 28th day of October, 1996.

/s/Fred Elefant
FRED ELEFANT, Incorporator

CERTIFICATE DESIGNATING REGISTERED OFFICE AND REGISTERED

AGENT FOR THE SERVICE OF PROCESS WITHIN FLORIDA

In compliance with Sections 48.091, 607.0501 and 607.0505, Florida Statutes, the following is submitted:

PSS WORLD MEDICAL, INC., desiring to organize or qualify under the laws of the State of Florida hereby designates FRED ELEFANT as its registered agent to accept service of process within the State of Florida and the address of its registered office shall be 1650 Prudential Drive, Suite 105, Jacksonville, Florida 32207.

DATED this 28th day of October, 1996.

/s/Fred Elefant
FRED ELEFANT, Incorporator

Having been named as registered agent to accept service of process for the above stated corporation, at the place designated in this certificate, I hereby agree to accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

DATED this 28th day of October, 1996.

/s/Fred Elefant
FRED ELEFANT

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF PSS WORLD MEDICAL, INC.

1.

The name of the corporation is PSS World Medical, Inc.

2.

Article I of the Articles of Incorporation of the corporation is hereby deleted in its entirety and the following new Article I is hereby substituted in its place.

“ARTICLE I. NAME

The name of the corporation is Physician Sales & Service, Inc. (hereinafter referred to as the “Corporation”).”

3.

The date of the foregoing amendments’ adoption was March 26, 1998.

4.

The foregoing amendment was duly approved by the sole shareholder of the corporation on March 26, 1998.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be duly executed as of March 26, 1998.

/s/ Patrick C. Kelly
Patrick C. Kelly Chairman of the Board and Chief Executive Officer